April 25, 2001



IDS Life Insurance Company
70100 AXP Financial Center
Minneapolis, Minnesota  55474

Gentlemen:

This opinion is furnished in connection with the Post-Effective Amendment No. 7 (Amendment) by IDS Life Insurance Company for the filing of the Flexible Premium Survivorship Variable Life Insurance Policies - American Express Variable Second-To-Die Life Insurance(SM) and American Express Succession Select Variable Life Insurance(SM) Policies - ("the Policies") under the Securities Act of 1933. The prospectus included on Form S-6 (File No. 33-62457) in the Amendment describes the Policy. I am familiar with the Policy, the Amendment and the exhibits thereto. In my opinion, the illustrations of Death Benefits, Policy Values, and Cash Surrender Values included in the section of the prospectuses entitled "Policy Illustrations," under the assumptions stated in that section of each prospectus, are consistent with the provisions of the Policies.

I hereby consent to the use of this opinion as an exhibit to the registration statement and to the reference to my name under the heading "Experts" in each of the prospectuses.

Very Truly Yours,


/s/ Mark Gorham
    Mark Gorham, F.S.A., M.A.A.A.
Vice President - Insurance Product Development